Exhibit (a)(7)

SEQ_NO	1	Date of announcement	2015/08/27	Time of announcement
Subject	Clarify news story relating to the Company’s tender offer for common shares of Siliconware Precision Industries Co., Ltd.
To which item it meets	49		Date of event 2015/08/27
Statement

1.   Date of occurrence of the event:2015/08/27

2.   Company name: Advanced Semiconductor Engineering, Inc. 3.Relationship to the Company (please enter ”head office” or ”subsidiaries”): head office

4.   Reciprocal shareholding ratios: N/A

5.   Name of the reporting media: United Evening News dated August 25, 2015

6.   Content of the report: “only those investors who hold at least 4,000 shares of SPIL may be qualified to participate in the tender offer”

7.   Cause of occurrence:

Advanced Semiconductor Engineering, Inc. (the “Company”) launches tender offers to purchase up to 779,000,000 common shares (including those represented by American depositary shares) of Siliconware Precision Industries Co., Ltd. ("SPIL") by paying NT$45 for each common share in cash (NT$225 for each American depositary share in cash, payable in US dollars) starting from August 24, 2015 to September 22, 2015 (the "Tender Offer").

As the Company does not set any condition relating to the minimum number of shares tendered by each shareholder in the Tender Offer, the news story published by certain media saying "only for those investors who hold at least 4,000 shares of SPIL may be qualified to participate in the tender offer" is not correct. The Company hereby makes this announcement for clarification. Anyone who contemplates to participate the Tender Offer should pay attention to this announcement.

You may review the prospectus of this Tender Offer for the terms and conditions of the Tender Offer (you may download the prospectus from the website of KGI Securities Co. Ltd. (http://www.kgieworld.com.tw) or the website of or the Market Observation Post System (http://mops.twse.com.tw). You may also contact KGI Securities Co. Ltd. by dialing the tender offer hotline: (02)2389-2999.

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